Exhibit 23.1
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Transphorm, Inc. on Form S-3 (File Nos. 333-271380, 333-267522, 333-265899, 333-261745, 333-261226, 333-255441 and 333-252269) and Form S-8 (File Nos. 333-265901 and 333-238866) of our report dated June 28, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Transphorm, Inc. as of March 31, 2023 and 2022 and for each of the years in the two year period ended March 31, 2023, included in the Annual Report for the year ended March 31, 2023 on Form 10-K filed with the U.S. Securities and Exchange Commission on June 28, 2023.

/s/ Marcum LLP

Marcum LLP
Chicago, IL
June 28, 2023